Exhibit 10.25

Call Option Agreement

Between

Beijing Ambow Online Software Co., Ltd.

And

Xiaogang Feng, Xuejun Xie and Yisi Gu

February 25, 2009

Call Option Agreement

This Call Option Agreement (this “Agreement”) is entered into by and among the following Parties on February 25, 2009:

1. Beijing Ambow Online Software Co., Ltd., a limited liability company duly established and existing under the Chinese laws, with its registered address at 8th Floor, Building A, Chengjian Plaza, No.18 BeiTaiPingZhuang Road, Haidian District, Beijing (hereinafter referred to as “Party A”); and

2. Xiaogang Feng, a Chinese citizen; Xuejun Xie, a Chinese citizen; and Yisi Gu, a Chinese citizen (each hereinafter referred to “Party B”, and collectively, “Party B”);

WHEREAS

A. Party B owns 100% equity interest in Suzhou Wenjian Venture Investment Management Consulting Co., Ltd. (“Suzhou Wenjian”);

B. Party B is willing to transfer their equity interests in Suzhou Wenjian to Party A (or its affiliate or assign) to the extent permitted by the Chinese laws and if such transfer is allowed under the Chinese laws.

Now therefore, through good faith consultations, the Parties reach an agreement on the following terms:

Section 1 Definitions

1.1 Unless otherwise specified in this Agreement, the following terms shall have the following meanings:

Call Option	The right granted to Party A and/or any third party designated by Party A to subscribe for all or part of the equity interests held by Party B in Suzhou Wenjian under the terms and conditions of this Agreement.

China	The People’s Republic of China (excluding Hong Kong, Macau and Taiwan for the purposes of this Agreement).

Chinese laws	The laws, regulations and decisions made and promulgated by various Chinese legislative authorities; the administrative rules, regulations, measures and other legally binding official documents made and promulgated by various Chinese administrative authorities.

Approvals	The approvals, consents, permits and authorizations made and/or issued by relevant Chinese administrative authorities under the Chinese laws.

Equity in Suzhou Wenjian	The equity interests held lawfully by Party B in Suzhou Wenjian. The ratio of such equity is equivalent to the ratio of Party B’s capital contributions to Suzhou Wenjian to Suzhou Wenjian’s registered capital.

Loan Agreement	The loan agreement and any amendments thereto entered into among Party A and Party B.

Section 2 Grant of Call Option

2.1 Party B hereby irrevocably and exclusively grants Party A the Call Option, the right that allows Party A and any third party designated by Party A to subscribe for all or part of the equity interest held by Party B in Suzhou Wenjian.

2.2 To the extent permitted by the Chinese laws, Party A and/or any third party designated by Party A shall have the right to exercise the Call Option at any time during the term of this Agreement, to obtain necessary government approvals and complete required registration procedures (if required, including the evaluation procedures), and to obtain and maintain the Equity in Suzhou Wenjian. Party A and/or any third party designated by Party A shall become the lawful holder of the Equity in Suzhou Wenjian, and shall have the right to obtain all shareholder rights according to its shareholding ratio.

2.3 Party A and/or any third party designated by Party A shall exercise the Call Option by delivering a subscription notice to Party B (see Appendix 1 for the form and substance of such subscription notice). Party B shall transfer the corresponding equity interests in Suzhou Wenjian to Party A and/or any third party designated by Party A in accordance with such subscription notice.

2.4 Without Party A’s written consent, Party B shall not grant to any third party any rights, senior to or on a parity with the Call Option.

Section 3 Consideration for the Call Option

To the fullest extent permitted by the Chinese laws, the transfer price for the Equity in Suzhou Wenjian (or any part thereof) shall be equal to Party B’s initial contributions to the registered capital of Suzhou Wenjian in exchange for such Equity in Suzhou Wenjian (or any part thereof) (“Contributions to Registered Capital”). The Parties agree that, to the fullest extent permitted by the Chinese laws, in connection with the transfer of any or all Equity in Suzhou Wenjian to Party A and/or any third party designated by Party A, Party A shall have the right to offset the debt Party B owes to Party A against the transfer price for such Equity, and Party A and any third party designated by Party A shall not be required to make any cash payment to Party B separately. If the Equity in Suzhou Wenjian is required to be valuated under relevant Chinese laws, or there are any other provisions for the transfer price for such Equity, then such transfer price shall be the lowest price permitted under relevant Chinese laws.

Section 4 Exercise of the Call Option

4.1 The Parties agree that only Party A and/or any third party designated by Party A shall have the right to exercise the Call Option.

4.2 Party A and/or any third party designated by Party A shall have the right to exercise the Call Option in any way permitted by law at any time within the term of the Call Option upon effectiveness of this Agreement.

4.3 During the term of this Agreement, Party A and/or any third party designated by Party A may exercise the Call Option in whole or part in order to obtain any or all of the equity interest for which it has the right to subscribe hereunder at one or more times.

4.4 Party B shall complete all procedures required for Party A and/or any third party designated by Party A to obtain the Equity in Suzhou Wenjian and become a lawful shareholder of Suzhou Wenjian within sixty (60) days after Party A and/or any third party designated by Party A sends the subscription notice for the exercise of the Call Option, including without limitation, adopting any necessary resolution, providing or causing or facilitating Suzhou Wenjian to provide all necessary documents, and causing and helping Suzhou Wenjian to obtain approvals from competent government authorities for the change of equity and handle all relevant procedures in the event that Suzhou Wenjian is converted to a foreign-invested company due to the exercise of the Call Option.

Section 5 Representations and Warranties

5.1 Party B represents and warrants to Party A and/or any third party designated by Party A (as the case may be) as follows in connection with the Call Option as of the date of this Agreement and at the time when Party A and/or any third party designated by Party A exercises the Call Option hereunder:

(1) Suzhou Wenjian is a limited liability company duly established and existing under the Chinese laws;

(2) Party B has contributed the capital for his or her equity interest in Suzhou Wenjian in full. Party A and/or any third party designated by Party A shall acquire such equity interest without any capital contribution to Ambow Wenjian in accordance with this Agreement;

(3) Except the pledge granted to Party A by the share pledge agreement entered into by Party A and Party B on February 25, 2009, Party B has not created or allowed any option, call option, pledge, or other equity interest or security interest on Equity in Suzhou Wenjian without Party A’s written consent;

(4) Party B hereby agrees that it shall irrevocably waive the preemptive right to purchase the Equity in Suzhou Wenjian to which it is entitled under the Chinese laws and the bylaws of Suzhou Wenjian, and allow Party A and/or any third party designated by Party A to exercise the Call Option hereunder;

(5) Without Party A’s written consent, Party B shall not transfer the Equity in Suzhou Wenjian to any third party;

(6) During the term of this Agreement, Party B and Suzhou Wenjian have not engaged in and shall not engage in any act or omission that may cause any losses to Party A or cause any reduction in value of the Equity in Suzhou Wenjian held by Party B;

(7) Suzhou Wenjian has the right to operate all business activities within the approved business scope which it is operating or it expects to operate in the future; and

(8) Party B shall not have the right to early terminate this Agreement.

5.2 Party A represents and warrants to Party B in connection with the execution of this Agreement as follows:

(1) Party A is a limited liability company duly established and existing under the Chinese laws;

(2) The execution and performance of this Agreement will not constitute Party A’s violation of its obligations under any legally binding documents entered into with any third party, or constitute a violation of any prohibition or ruling of any administrative authorities, arbitration agencies or judicial organs.

Section 6 Liability for Breach

6.1 Under any of the following circumstances, Party B shall be deemed to breach the Agreement:

(1) Any representations or warranties made by Party B are not true or correct;

(2) Party B transfers the Equity in Suzhou Wenjian to any company or individual other than Party A and/or any third party designated by Party A without Party A’s prior written consent;

(3) Party B fails to promptly handle or facilitate Suzhou Wenjian to handle relevant procedures upon receipt of the subscription notice from Party A and/or any third party designated by Party A in accordance with this Agreement, which would cause Party A and/or any third party designated by Party A to fail to acquire the Equity of Suzhou Wenjian;

(4) Party B attempts to terminate this Agreement without Party A’s consent;

(5) Party B violates any other provisions hereof.

If Party B breaches the Agreement, it shall indemnify Party A against all direct economic losses, any foreseeable indirect losses and any expenses incurred by Party A for such breach, including without limitation attorney fees, litigation and arbitration fees, financial and travel expenses.

Section 7 Term

7.1 This Agreement shall come into effect as of the date when the authorized representatives of the Parties duly sign the Agreement, and shall remain effective until the termination of the Loan Agreement.

7.2 Unless otherwise provided herein, Party A shall have the right to early terminate this Agreement upon twenty (20) days’ prior notice, but Party B shall not early terminate this Agreement.

Section 8 Force Majeure

8.1 Force Majeure means any event (i) that is beyond the control of either or both Parties hereto; (ii) that cannot be foreseen or cannot be overcome even foreseeable; and (iii) that occurs after the date of this Agreement and prevent either Party hereto from performing this Agreement in whole or part. Force Majeure includes without limitation the occurrence of explosion, fire, flood, earthquake and other acts of God and war, civil disorder, governmental act of sovereignty, etc.

8.2 The Party affected by any Force Majeure event may suspend the performance of relevant obligations that cannot be performed due to Force Majeure until the effect of such Force Majeure event is eliminated, and shall not be held liable for such suspension. However, such Party shall use its best endeavors to overcome such event and reduce its adverse effect.

8.3 The Party affected by any Force Majeure event shall provide the other Party with a legitimate certificate issued by a notary public (or any other proper authorities) in the place where such event occurs to evidence the Force Majeure event; if such Party cannot provide such certificate, the other Party may hold such Party liable for breach of the Agreement in accordance with the provisions hereof.

Section 9 Governing Law

The conclusion, effectiveness, interpretation, performance, enforcement and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

Section 10 Dispute Resolution

10.1 All disputes arising out of or in connection with this Agreement shall be settled by the Parties through good faith consultations. If no agreement can be reached through consultations within sixty (60) days after one Party receives a notice from other Party requesting the beginning of such consultations or as otherwise agreed by the Parties, either Party shall have the right to submit relevant disputes to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall be held in Beijing. The award of the arbitration shall be final and binding on both Parties.

10.2 The arbitration costs shall be borne in accordance with the award specified in Section 10.1 above.

10.3 While any disputes exist between the Parties, the Parties shall continue to perform duties and obligations without any dispute.

Section 11 Miscellaneous

11.1 No amendment, modification, addition or deletion made to this Agreement shall become effective unless the Parties sign a written document by mutual agreement.

11.2 The invalidity, ineffectiveness and unenforceability of any provisions hereof shall not affect or prejudice the other provisions’ validity, effectiveness and enforceability. However, the Parties shall also cease to perform such invalid, ineffective and unenforceable provisions, and only modify such provisions to the extent the modified provisions have the closest intent to the original provisions so that they are valid, effective and enforceable under such specific facts and circumstances.

11.3 This Agreement shall be effective to and binding upon both Parties and their respective successors or permitted assigns. Party A shall have the right to transfer its rights under this Agreement and other agreements contemplated herein at its sole discretion to any third party without Party B’s consent.

IN WITNESS WHEREOF, the duly authorized representative of Party A and Party B have executed this Agreement on the date first above written.

Beijing Ambow Online Software Co., Ltd.
Authorized Representative: Jin Huang
Signature:	/s/ Jin Huang

Xiaogang Feng
Signature:	/s/ Xiaogang Feng

Xuejun Xie
Signature:	/s/ Xuejun Xie

Yisi Gu
Signature:	/s/ Yisi Gu

Appendix 1 Subscription Notice

Dear Sir:

This is to notify you that, in accordance with the Call Option Agreement (“Agreement”) entered into by you and Beijing Ambow Online Software Co., Ltd. on February 25, 2009, we decide to exercise the call option under such Agreement for [all] or [part] of the equity interest in Suzhou Wenjian Venture Investment Management Consulting Co., Ltd..

[ ] Co., Ltd.

Authorized Representative:
Title:
Date: